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                                                                      EXHIBIT 12


                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

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
                                                                            Six Months Ended
                                                Year Ended December 31,         June 30,        Pro Forma            Pro Forma
                                     -------------------------------------- ----------------    Year Ended      Twelve Months Ended
                                      1993    1994   1995    1996     1997    1997     1998  December 31, 1997     June 30, 1998
                                      ----    ----   ----    ----     ----    ----     ----  -----------------  -------------------
                                                                            (in thousands)
Statement of Operations Data:
Income (loss) before income taxes
  and extraordinary loss             $1,985   $374  $1,234  $4,829  $11,150  $5,074   $6,349              $221                 $343

Add:

Portion of rents representative of
  the interest factor                   175    346     636   3,408    4,489   1,770    4,874             6,573                6,666
Interest on indebtedness              4,694  4,876   5,721   5,473    6,424   3,245    3,608            18,891               19,267
Amortization of debt issuance costs     355    172     109     103      257      44      108             1,392                1,456
                                     --------------------------------------  --------------- -----------------  -------------------

Income as adjusted                    7,209  5,768   7,700  13,813   22,320  10,133   14,939            27,077               27,732
                                     --------------------------------------  --------------- -----------------  -------------------
Fixed charges:
Portion of rents representative of
  the interest factor                   175    346     636   3,408    4,489   1,770    4,874             6,573                6,666
Interest on indebtedness              4,694  4,876   5,721   5,473    6,424   3,245    3,608            18,891               19,267
Amortization of debt issuance costs     355    172     109     103      257      44      108             1,392                1,456
Preferred stock dividend requirement    --     --      --      --       --      --       --              9,311                9,627
                                     --------------------------------------  --------------- -----------------  -------------------
Fixed charges                         5,224  5,394   6,466   8,984   11,170   5,059    8,590            36,166               37,016
                                     --------------------------------------  --------------- -----------------  -------------------
Ratio of earnings to combined
  fixed charges                         1.4    1.1     1.2     1.5      2.0     2.0      1.7               0.7                  0.7
                                     ======================================  =============== =================  ===================
Deficiency of earnings to combined
  fixed charges and preferred
  stock dividend                        --     --      --      --       --      --       --             (9,089)              (9,284)

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